Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.133 and Amendment No.137 to the Registration Statement on Form N-1A of Spinnaker ETF Series with respect to the Select STOXX Europe Aerospace & Defense ETF, a series of shares of Spinnaker ETF Series.

    /s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 19, 2025